Exhibit 10.16

Execution Version

GLOBE HOLDING CORP.

2014 STOCK INCENTIVE PLAN

PERFORMANCE VESTING STOCK OPTION GRANT NOTICE

Globe Holding Corp. (the “Company”), pursuant to the Globe Holding Corp. 2014 Stock Incentive Plan, as amended from time to time (“Plan”), hereby grants to the “Optionee” identified below an Option to purchase the number of shares of the Company’s Common Stock (“Shares”) set forth below. This Option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan and the Stockholders Agreement (as defined in the Plan), all of which are attached hereto and incorporated herein in their entirety. Any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

Optionee:

Date of Grant:

Number of Shares Subject to Option:

Type of Common Stock Covered by Option:	Non-Voting

Option Price (Per Share):

Expiration Date:	The tenth (10th) anniversary of the Date of Grant.

Type of Grant:	Nonqualified Stock Option

Vesting Schedule:	Subject to the Optionee’s continued Employment, the Shares subject to the Option shall vest and become exercisable as set forth in Section 3.1 of the Option Agreement.

Additional Terms/Acknowledgements:	The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement, the Stockholders Agreement and the Plan. The Optionee further acknowledges that as of the Date of Grant, this Grant Notice, the Option Agreement, the Stockholders Agreement and the Plan set forth the entire understanding between the Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of any stock options previously granted and delivered to the Optionee under the Plan.

GLOBE HOLDING CORP.		OPTIONEE

By:		By:
Name:	Pamela Burke	Name:
Title:	General Counsel

Date:		Date:

Attachments: Option Agreement, Globe Holding Corp. 2014 Stock Incentive Plan and Stockholders Agreement.

[Signature Page to Amended and Restated Stock Option Grant Notice]

GLOBE HOLDING CORP.

2014 EQUITY INCENTIVE PLAN

PERFORMANCE VESTING STOCK OPTION AGREEMENT

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined in this Stock Option Agreement (this “Agreement”) shall have the same meaning set forth in the Globe Holding Corp. 2014 Stock Incentive Plan, as amended from time to time (“Plan”).

ARTICLE II

GRANT OF OPTIONS

Section 2.1.	Grant of Options

Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Agreement, Globe Holding Corp. (the “Company”) has granted to the Optionee identified in the Grant Notice an Option under the Plan to purchase the number of Shares indicated in the Grant Notice, subject to the adjustments as set forth in Section 2.4 hereof. For the avoidance of doubt, the terms and conditions of the Grant Notice are a part of the Agreement, unless otherwise specified.

Section 2.2.	Option Price

The per Share Option Price of the Shares covered by the Option is indicated in the Grant Notice, subject to the adjustments as set forth in Section 2.4 hereof.

Section 2.3.	No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries and Affiliates, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Optionee’s Employment Agreement (if any such agreement is in effect at the time of such termination).

Section 2.4.	Adjustments to Option

The Option shall be subject to the provisions of Section 9 of the Plan. Without limiting the foregoing, for the purposes of implementing any required equitable adjustments under Section 9 of the Plan, the Committee may, in the event of an extraordinary cash dividend or distribution to stockholders, as it deems appropriate and equitable, adjust the Option as provided in Section 9 of the Plan, pay to the Optionee a cash bonus in respect of the equity subject to the Option, or a combination thereof, in each case, subject to such conditions or limitations as the Committee may deem reasonable and necessary to preserve the economic value of the Option. Any determinations made by the Committee under this Section 2.4 shall be final and binding upon the Optionee, the Company and all other interested Persons.

ARTICLE III

PERIOD OF VESTING AND EXERCISABILITY

Section 3.1.	Vesting and Commencement of Exercisability

(a)    Performance Criteria. Subject to the limitations contained herein, the Shares subject to the Option will vest and become exercisable (to the extent not already vested) on each Measurement Date as follows:

(i)    0% if the IRR is less than 20%;

(ii)    50% if the IRR is 20%;

(iii)    50-100%, using linear interpolation, if the IRR is between 20% and 30%; and

(iv)    100% if the IRR is greater than or equal to 30%;

Upon the occurrence of the Final Measurement Date, the IRR shall be measured for the final time and any portion of the Option that does not vest at such time shall be forfeited without consideration to the Optionee and cease to be exercisable.

(b)    Effect of Termination of Employment on Eligibility of Shares to Vest. No portion of the Option shall vest and become exercisable as to any additional Shares following the termination of the Optionee’s Employment for any reason, and the portion of the Option that is unvested and unexercisable as of the date of such termination shall immediately expire without consideration or payment therefor.

Section 3.2.	Expiration of Option

The Optionee may not exercise any portion of the Option after its term expires. Subject to the provisions of the Plan and this Agreement, the Optionee may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a)    the Expiration Date indicated in the Grant Notice;

(b)    the date on which the Optionee’s Employment is terminated by the Company or any of its Affiliates for Cause, or the date on which the Optionee breaches any of the restrictive covenants set forth in Article V hereof or any other restrictive covenant agreement between the Optionee and the Company or any of its Affiliates;

(c)    the one (1)-year anniversary of the date of any termination of Employment due to the Optionee’s death or Disability; or

(d)    the ninetieth (90th) day immediately following the date on which the Optionee’s Employment is terminated for any reason other than by the Company or any of its Affiliates for Cause or due to the Optionee’s death or Disability.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1.	Person Eligible to Exercise

Except as otherwise permitted by the Committee in writing or provided in the Stockholders Agreement, the Optionee is the only Person that may exercise the exercisable portion of the Option, unless and until the Optionee dies or suffers a Disability. After the Disability or death of the Optionee, the exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2 hereof, be exercised by the Optionee’s personal representative, guardian or by any person empowered to do so under the Optionee’s will or under the then Applicable Laws of descent and distribution.

Section 4.2.	Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2 hereof; provided, that any partial exercise shall be for whole Shares only.

Section 4.3.	Manner of Exercise

Any exercisable portion of the Option may be exercised solely by delivering to the Office of the Secretary of the Company at the Company’s principal office, all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2 hereof:

(a)    notice in writing signed by the Optionee or the other Person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)    full payment of the aggregate Option Price for the Shares with respect to which such Option or portion thereof is exercised, pursuant to one or more of the following methods: (i) in cash (by check or wire transfer or a combination of the foregoing), or (ii) with the consent of the Committee, a reduction in the number of Shares to be issued upon the exercise of the Option having an aggregate fair market value based on the FMV per Share on the date of exercise equal to such aggregate Option Price;

(c)    a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other Person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act;

(d)    unless already delivered, a written instrument (a “Joinder”) pursuant to which the Optionee agrees to be bound by the terms and conditions of the Stockholders Agreement, in form and substance reasonably satisfactory to the Company;

(e)    full payment to the Company or any of its Affiliates, as applicable, of all amounts which, under federal, state, local and/or non-U.S. law, such entity is required to withhold upon exercise of the Option; provided, that, solely at the Committee’s election, such withholding obligation may be satisfied by the Company withholding from the Shares otherwise issuable to the Optionee that number of Shares having an aggregate fair market value based on the FMV per Share, determined as of the date the withholding tax obligation arises, equal to such withholding tax obligation (but in no event more than the minimum required tax withholding); and

(f)    in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option.

Without limiting the generality of the foregoing, any subsequent transfer of Shares shall be subject to the terms and conditions of the Stockholders Agreement and the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of the Option does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the subsequent transfer of the Shares to be issued pursuant to such exercise has been registered under the Securities Act, and such registration is then effective in respect of such Shares.

Section 4.4.	Conditions to Issuance of Shares

The Company shall not be required to record the ownership by the Optionee of Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and the Company agrees to use commercially reasonable efforts to seek such approval or other clearance);

(b)    the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience (not to exceed three (3) business days) or as may otherwise be required by Applicable Law; and

(c)    the execution and delivery of the Joinder by the Optionee to the extent the Optionee is not already party to the Stockholders Agreement.

Section 4.5.	Rights as Stockholder

The Optionee shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable in connection with the Option or any portion thereof unless and until a book entry representing such Shares has been made on the books and records of the Company.

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.1.	Non-Competition

The Optionee shall not at any time during Employment directly or indirectly through an Affiliate or otherwise, own any direct or indirect interest in, manage, control, serve as a director of, participate in, consult with, render services for, or in any manner engage in any Competitive Business (as defined below). Notwithstanding the foregoing, the Optionee may own securities in any Competitive Business or affiliate of a Competitive Business that is a publicly held corporation, but only to the extent that such Optionee does not own, of record or beneficially, more than 1% (one percent) of the outstanding beneficial ownership of any such Competitive Business or affiliate. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county, state and political subdivision.

Section 5.2.	Non-Disclosure of Confidential Information

The Optionee must maintain all “Confidential Information” (as defined below) in confidence and must not disclose any Confidential Information to anyone outside of the Company Group; and the Optionee must not at any time use any Confidential Information for the benefit of the Optionee or any third party. Nothing in this Agreement, however, prohibits the Optionee from: (1) disclosing any information (or taking any other action) in furtherance of the Optionee’s duties to the Company Group while employed by any member of the Company Group; or (2) disclosing Confidential Information to the extent required by law (after giving prompt notice to the Company in order that the Company Group may attempt to obtain a protective order or other assurance that confidential treatment shall be accorded to such information). Upon the Company’s request at any time, the Optionee must immediately deliver to the Company all tangible items in the Optionee’s possession or control that are or that contain Confidential Information, without keeping any copies.

Section 5.3.	Non-Solicitation; No-Hire and Non-Interference

At all times during Employment and for the one-year period following termination of Employment for any reason or no reason (the “Restricted Period”), the Optionee covenants and agrees that the Optionee shall not, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, (i) use any of the Company’s Confidential Information to solicit any Persons who are customers of the Company Group, to purchase other than from the Company any goods or services sold by the Company Group relating to the Business or (ii) use any of the Company’s

Confidential Information to take any action to discourage any Persons who are, or within the one-year period immediately preceding the date of termination of Employment, were, suppliers of the Company Group, from doing business with the Company Group. In addition, at all times during Employment and the Restricted Period, the Optionee covenants and agrees that the Optionee shall not, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association with any member of the Company Group (as applicable) any Persons who are, or within the six (6) month period immediately preceding the solicitation were, employed by the Company Group; provided, however, that (A) solicitation or hiring by the Optionee or the Optionee’s affiliates of an immediate family member of the Optionee shall not constitute a violation of this Section 5.3 and (B) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 5.3 and the hiring of any person as a result of such permitted solicitations shall not constitute a breach of this Section 5.3.

Section 5.4.	Non-Disparagement

The Optionee shall not at any time prior to the date on which the Option has been fully exercised or the date on which the Option otherwise expires for any reason, make (or cause to be made) to any Person any knowingly disparaging, derogatory or other negative statement about the Company Group. The foregoing shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (ii) statements that the Optionee in good faith believes are necessary or appropriate to make in connection with his or her good faith performance of the Optionee’s duties to the Company Group.

Section 5.5.	Intellectual Property

(a)    If the Optionee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the start of Optionee’s Employment, that are relevant to or implicated by such Employment (“Prior Works”), the Optionee hereby grants the Company and its Affiliates a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company and its Affiliate’s current and future business.

(b)    If the Optionee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Optionee’s Employment and within the scope of such Employment and/or with the use of any Company (or its Affiliate’s) resources (“Company Works”), the Optionee shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company and its Affiliates to the extent ownership of any such rights does not vest originally in the Company or its Affiliates. The Optionee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company and its Affiliates at all times.

(c)    The Optionee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s or its Affiliate’s rights in the Prior Works and Company Works. If the Company is unable for any reason to secure the Optionee’s signature on any document for this purpose, then the Optionee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Optionee’s agent and attorney-in-fact, to act for and on the Optionee’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

Section 5.6.	Reasonableness of Restrictions

By virtue of the Optionee’s Employment, the Optionee acknowledges that, during the period of Employment, the Optionee will have access to the Confidential Information, will meet and develop relationships with the Company Group’s potential and existing customers, and will receive specialized training in, and knowledge of, the Business. The Optionee specifically acknowledges and agrees that the time, geographic and activity restrictions (as applicable) set forth in this Article V are reasonable and properly required for the protection of the Company Group. Should a court of competent jurisdiction or arbitrator determine that the duration or geographical extent of, or business activities covered by, any provision of this Article V be in excess of that which is found to be valid and enforceable under applicable law, then such provision shall be reformed to cover only that duration, extent or activities which is considered valid and enforceable. In the event that such provision is deemed incapable of reformation, such invalid or unenforceable part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies.

Section 5.7.	Effect of Optionee’s Employment Agreement and Restrictive Covenant Agreement

Notwithstanding anything contained in this Article V to the contrary, if the Optionee is subject to a more restrictive non-competition, non-disclosure, non-solicitation, non-interference, or non-disparagement covenant in any Employment Agreement or other restrictive covenant agreement, the most restrictive of such non-competition, non-disclosure, non-solicitation, non-interference, or non-disparagement covenant shall apply; it being understood that the activities which the Optionee is prohibited from engaging in contained herein or in such other Employment Agreement or other restrictive covenant agreement shall be deemed to apply for purposes of this Agreement.

Section 5.8.	Definitions

For purposes of this Agreement:

(a)    “Closing Date” means October 7, 2014, which was the Closing Date as defined under the Agreement and Plan of Merger by and among GOPB Holding, Inc., Globe Holding Corp. (formerly known as Cannery Sales Holding Corp.), Globe Merger Corp. (formerly known as Cannery Sales Merger Corp.), and BSR LLC, dated as of September 13, 2014, as amended.

(b)    “Company Group” means individually and collectively the Company and its Affiliates.

(c)    “Competing Grocery Store” means any grocery store, mass merchandise or other store (excluding any convenience store with limited grocery offerings such as a gas station or Seven Eleven store but, for the avoidance of doubt, including Walmart Neighborhood Stores, Aldi and similar stores) that sells (x) discount groceries, or (y) grocery merchandise sourced through opportunistic buying, in each case, that is located within five (5) miles of any grocery store operated by the Company or its subsidiaries or by a Grocery Outlet independent operator as of the Closing Date.

(d)    “Competitive Business” means any business, person or entity that, together with its Subsidiaries, directly or indirectly, (a) owns, operates or franchises one or more Competing Grocery Stores (b) sells merchandise through consignment, independent operator or similar arrangement to one or more Competing Grocery Stores, (c) distributes primarily grocery merchandise to one or more Competing Grocery Stores, (d) licenses any trademark or brand for use by one or more Competing Grocery Stores, or (e) otherwise engages in the business of operating or developing one or more Competing Grocery Stores.

(e)    “Confidential Information” means proprietary and confidential information regarding the Company Group that is not generally available to the public, including (to the extent that it is not so generally available): (1) information regarding the Company Group’s business, operations, financial condition, customers, vendors, sales representatives and other employees; (2) projections, budgets and business plans regarding the Company Group; (3) information regarding the Company Group’s planned or pending acquisitions, divestitures or other business combinations; (4) the Company Group’s trade secrets and proprietary information; and (5) the Company Group’s technical information, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae. For purposes of the preceding sentence, information is not treated as being generally available to the public if it is made public by the Optionee in violation of this Agreement.

(f)    “Employment Agreement” shall mean the employment, severance, change in control, consulting or other similar agreement, if any, specifying the terms of a Participant’s Employment by the Company or one of its Affiliates.

(g)    “Fair Market Value” has the meaning as defined under the Plan; provided, however, that the application of such definition shall apply not only to Common Stock, but also to Marketable Securities.

(h)    “Final Measurement Date” shall mean the first to occur of (i) a Change in Control or (ii) the first time following an Initial Public Offering at which H&F Stockholders hold less than 10% of the issued and outstanding common stock of the Company for a period of thirty (30) consecutive trading days (a “Sell Down Event”).

(i)    “H&F Stockholders” shall have the meaning set forth in the Stockholders Agreement.

(j)    “IRR” shall mean a pre-tax, internal rate of return, determined on the basis of monthly compounding, with respect to the Transaction Date Investment and any subsequent investments by the H&F Stockholders in Shares based on amounts received (or deemed received) through a Measurement Date by the H&F Stockholders, using a calculation methodology consistent with the calculation methodology used by the H&F Stockholders for the purpose of reporting gross internal rate of return to their limited partner investors, except as otherwise provided herein. For these purposes, IRR shall take into account only (i) proceeds, dividends or distributions (in each case, whether cash or non-cash) (“Proceeds”) actually received by the H&F Stockholders (inclusive of any amounts reduced as a result of required withholding taxes) in respect of their Shares after the Closing Date (which for the avoidance of doubt will not include Shares received in respect of any dividend of Shares, stock split or similar event or the receipt of Holdco Securities in accordance with Section 2.10 of the Stockholders Agreement, but such Shares shall continue to be treated as held by the H&F Stockholders for purposes of calculating IRR), and (ii) any LP Distributions made after the Closing Date; provided, however, that, in connection with a Sell Down Event, the amounts realized by the H&F Stockholders for purposes of measuring IRR shall be deemed to include both Proceeds actually received in respect of the Shares through and including the Sell Down Event together with the value of any Shares then held by the H&F Stockholders immediately following the Sell Down Event, with such share valuation determined based on the 20-day trailing average closing trading price for such shares ending on the date of such Sell Down Event or, if such 20-day trailing average closing trading price is not available, at fair market value. For purposes herein, all non-cash Proceeds shall be valued at their fair market value, as determined in good faith by the Board. For the avoidance of doubt, the transfer of Shares to a Permitted Transferee (as defined in the Stockholders Agreement) of an H&F Stockholder shall not be deemed to give rise to the receipt of any proceeds by the H&F Stockholders or be deemed to be an LP Distribution, in each case, unless such transfer is for cash or securities that are freely tradeable on the New York Stock Exchange or Nasdaq stock market without restriction (excluding, for the avoidance of doubt, any securities received pursuant to a transaction of the type contemplated in Section 2.10 of the Stockholders Agreement) or covered by Section 2.4 of the Stockholders Agreement, and unless such transfer is for cash or securities that are freely tradeable on the New York Stock Exchange or Nasdaq stock market without restriction (excluding, for the avoidance of doubt, any securities received pursuant to a transaction of the type contemplated in Section 2.10 of the Stockholders Agreement) or covered by Section 2.4 of the Stockholders Agreement, such Shares transferred shall continue to be treated as held by the H&F Stockholders for purposes of calculating IRR.

(k)    “LP Distribution” means a distribution of shares of Common Stock by the H&F Stockholders to their limited partner investors, with the value of such shares of Common Stock being deemed to equal their average closing prices, as reported by The Wall Street Journal, for the 10 trading days before and 10 trading days after, the date of the LP Distribution or otherwise at fair market value.

(l)    “Marketable Securities” shall have the meaning set forth in the Stockholders Agreement.

(m)    “Measurement Date” means (i) prior to the occurrence of a Change in Control, each date upon which the H&F Stockholders receive Proceeds or (ii) the Final Measurement Date.

(n)    “Transaction Date Investment” means the aggregate value of shares of Common Stock held by the H&F Stockholders as of the Closing Date.

ARTICLE VI

MISCELLANEOUS

Section 6.1.	Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be taken in good faith and shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 6.2.	Option Not Transferable

Except as otherwise permitted by the Committee in writing or provided in the Stockholders Agreement, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by Applicable Law, this Section 6.2 shall not prevent transfers by will or by the Applicable Laws of descent and distribution.

Section 6.3.	Titles; Interpretation

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a section, subsection and provision is to this Agreement unless otherwise specified.

Section 6.4.	Applicability of the Plan and the Stockholders Agreement

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Stockholders Agreement, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Stockholders Agreement, the terms of the Stockholders Agreement shall control.

Section 6.5.	83(b) Election

If any Shares acquired upon exercise of the Option are subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulation Section 1.83-3(c)) immediately following such exercise, and the Optionee determines to file an election pursuant to Treasury Regulation Section 1.83-2 with respect to such Shares, the Optionee will furnish the Company with a copy of such filed election no later than 30 days after the date of such exercise.

Section 6.6.	Notices

Any notice to be given to the Company pursuant to the provisions of the Plan or this Agreement shall be given by personal delivery, by telecopier or similar facsimile means, by registered or certified first-class U.S. mail, return receipt requested and postage prepaid, or by express courier or recognized overnight delivery service, charges prepaid. If directed to the Company, any such notice shall be addressed to the Company’s principal executive office, to the Company’s Secretary, or to such other address, person or telecopier number as the Company may designate from time to time. If directed to the Optionee, any such notice or communication shall be addressed to him or her at the most recent address of the Optionee on file with the Company. By a notice given pursuant to this Section 6.6, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 6.6. Any notice shall be deemed given: (a) when delivered personally to the recipient; (b) when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); (c) on the date five days after the date mailed, if sent by registered or certified first-class

U.S. mail, return receipt requested and postage prepaid; and (d) when delivered (or upon the date of attempted delivery where delivery is refused), if sent by express courier or recognized overnight delivery service, charges prepaid. Whenever the giving of notice is required pursuant to the provisions of the Plan or this Agreement, the giving of such notice may be waived by the party entitled to receive such notice.

Section 6.7.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or which may in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee, in good faith, whose determination shall be final, binding and conclusive for all purposes.

Section 6.8.	No Representations or Warranties

The Company makes no representations or warranties as to the income, estate or other tax consequences to the Optionee of the grant or exercise of the Option or the sale or other disposition of the Shares acquired pursuant to the exercise thereof.

Section 6.9.	Submission to Jurisdiction

Each of the Company and the Optionee (i) consents to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware ) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not, directly or indirectly, attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not, and it will cause its Affiliates not to, bring or support any such suit in any court other than such courts of the State of Delaware, as described above, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of Delaware, as described above, (v) agrees to service of process in any such action in any manner prescribed by the laws of the State of Delaware and (vi) agrees that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with Section 6.6 hereof.

Section 6.10.	Enforcement

The Company and the Optionee agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.11.	Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement (other than any claim seeking injunctive relief pursuant to Section 6.10), which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place within 50 miles of the Company’s principal executive offices. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Section 6.12.	Governing Law

This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

ACCREDITED INVESTOR IDENTIFICATION FORM

Optionee (is) (is not) [circle one] an “accredited investor”1 under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

Optionee:

(Signature)
Name:

Date:

[1]

An “Accredited Investor” includes any person who meets one or more of the following tests (other tests may also be applicable, but Optionee is an “accredited investor” if any of these tests is satisfied):

•	Any director or executive officer of the Company;

•

Any natural person with individual net worth (or joint net worth with spouse) in excess of $1 million. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse other than the primary residence of the spouse), over total liabilities. For purposes of calculating “net worth”, the amount of any mortgage or other indebtedness secured by an investor’s primary residence should be not included as a “liability”, except to the extent that (i) the fair market value of the residence is less than the amount of such mortgage or other indebtedness or (ii) the amount of such mortgage or other indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, in which case the amount of such excess shall be included as a liability; or

•

Any natural person who had an individual income (excluding the person’s spouse) in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.